Exhibit 99.1

PITNEY BOWES ANNOUNCES FOURTH QUARTER RESULTS

STAMFORD, Conn., February 5, 2007 – Pitney Bowes Inc. (NYSE:PBI) today reported fourth quarter and full year 2006 financial results.

     The company’s Chairman and CEO Michael J. Critelli noted, “2006 was a year of significant accomplishment for Pitney Bowes, capped off by the passage of historic postal reform legislation. There are four things of particular note for our customers and shareholders. First, we had good financial performance during the quarter and throughout the year, meeting our revenue and earnings targets. Second, we completed our restructuring program which continues to make us more efficient and competitive. Third, the sale of Capital Services and our tax settlement agreement with the Internal Revenue Service earlier in the year provides greater stability, transparency and visibility into our business. Fourth, our strategies to expand into higher growth segments throughout the mailstream have solidly positioned us to take advantage of the stability, flexibility, technology and partnerships that postal reform will bring. We are focused on the many growth opportunities available to us and committed to providing end-to-end, integrated mailstream solutions for our customers.”

FOURTH QUARTER 2006 RESULTS

     For the fourth quarter 2006, revenue increased eight percent to $1.55 billion. Income from continuing operations increased from $84 million in the fourth quarter 2005 to $163 million in the fourth quarter 2006, which was an increase of 95 percent. Earnings per diluted share from continuing operations increased 101 percent from $.36 in the fourth quarter 2005 to $.73 this quarter.

     The company completed its previously announced restructuring program and recorded an after-tax restructuring charge of $12 million or $.05 per diluted share during the quarter. The company also recorded an after-tax gain of $2 million in other income or $0.01 per diluted share, primarily due to a revised liability estimate associated with a previous legal settlement.

     Excluding the impact of the restructuring charge and gain resulting from a revised liability estimate with respect to a legal settlement, adjusted diluted earnings per share from continuing operations increased eleven percent from $.69 in the prior year to $.77 this quarter. This was in line with the company’s guidance of $.76 to $.78 per diluted share. For the full year 2006, the adjusted diluted earnings per share from continuing operations was $2.69 versus $2.46 in 2005, which was a nine percent increase. The following table presents a reconciliation of earnings per share from continuing operations both on a Generally Accepted Accounting Principles (GAAP) basis and on an adjusted basis.

	4Q06	4Q05	Full Year 2006	Full Year 2005

Adjusted EPS	$0.77	$0.69	$2.69	$2.46

Restructuring	($0.05)	($0.09)	($0.10)	($0.16)

Foundation Contributions	N/A	N/A	N/A	($0.03)

Tax Reserve Increase	N/A	($0.24)	($0.09)	($0.24)

Other Income	$0.01	N/A	$0.01	N/A

GAAP EPS	$0.73	$0.36	$2.51	$2.04

     The company also had a $0.02 per share loss in discontinued operations resulting from interest costs associated with the tax payments made to the IRS related to Capital Services. This compares with $0.02 per share of income from discontinued operations in the prior year. For the full-year 2006, the company had a $2.04 per share loss in discontinued operations versus income of $0.15 per share in the prior year.

     As previously discussed, the company adopted the new accounting rule for pension and other retiree benefits (FAS 158). The company recorded a $297 million reduction to equity, which was less than it had originally anticipated due to a higher discount rate and the strong performance of pension plan investments in 2006. In the U.S. the company’s qualified pension plans are fully funded on both an accumulated benefit obligation and projected benefit obligation basis.

     Net cash used in operating activities was $622 million during the quarter. The net use of cash during the quarter includes the payment of $802 million of taxes related to the sale of Capital Services and the settlement with the IRS as previously disclosed. This payment was funded by cash received from the sale of Capital Services, which had been placed in short-term investments. Excluding the tax payment, net cash from operating activities was $180 million for the quarter.

     Free cash flow was $126 million for the quarter and $523 million for the full-year. Free cash flow included $81 million for the quarter and $208 million for the full-year of investments in finance receivables, net of reserve account deposits.

     The company’s Board of Directors authorized a one-cent increase of its quarterly common stock dividend to $.33 per share. The increased dividend will be paid in the first quarter, marking the 25th consecutive year that the company has increased the dividend on its common stock.

     The company used $88 million to repurchase 1.9 million of its shares during the quarter and still has authorization to repurchase $141 million of its common shares. During the year, the company repurchased 9.2 million shares for $400 million.

     Mailstream Solutions includes worldwide revenue and related expenses from the sale, rental, and financing of mail finishing, mail creation, shipping, and production mail equipment; supplies; mailing and multi-vendor support services; payment solutions; and mailing and customer communication software.

     In the fourth quarter, Mailstream Solutions revenue increased nine percent to $1.1 billion and earnings before interest and taxes (EBIT) increased six percent to $343 million, when compared with the prior year.

     Within Mailstream Solutions:

     U.S. Mailing operations had fourth quarter revenue growth of five percent to $620 million and EBIT growth of four percent to $246 million. Growth in the quarter was driven by placements of the company’s networked digital mailing systems and strong growth of supplies and payment solutions as customers took advantage of our broad range of offerings. There also continued to be good growth in the company’s shipping solutions that allow businesses to determine the best and most cost effective way to ship packages and documents.

     International Mailing revenue grew 13 percent to $272 million while EBIT was flat at $48 million. International Mailing revenue benefited from a recent postal rate change in France, double-digit growth in supplies, and ongoing strong placements of mailing equipment with small businesses. Incremental investments to expand our marketing channels in Europe and transitional expenses related to the consolidation and outsourcing of administrative functions in Europe continued to adversely affect International Mailing EBIT margins. The company expects to start seeing the benefits of these initiatives in 2007.

      Worldwide revenue for Production Mail grew 10 percent to $179 million and EBIT increased 15 percent to $33 million. Revenue growth was favorably affected by continued strong placements of equipment and the company’s high-speed metering system in the U.S.

     Software revenue increased 24 percent to $63 million and EBIT increased 45 percent to $16 million. Revenue growth for the quarter benefited from strong sales of document composition software that enables companies to customize and personalize their mailstream communications. The software business had double-digit revenue growth in all major markets and EBIT was favorably impacted by positive operating leverage.

     Mailstream Services includes worldwide revenue and related expenses from facilities management contracts, reprographics, document management, and other value-added services for targeted customer markets; mail services operations, which include presort mail services and international outbound mail services; and marketing services.

     For the quarter, Mailstream Services reported revenue growth of seven percent to $412 million and EBIT growth of 38 percent to $43 million, versus the prior year.

     Within Mailstream Services:

     Management Services revenue increased three percent to $276 million for the quarter while EBIT increased seven percent to $22 million, consistent with the company’s strategy to focus on higher value service offerings while reducing administrative costs.

     Mail Services revenue grew eight percent to $94 million and EBIT grew 79 percent to $13 million. Revenue growth was driven by both presort and international mail services, while EBIT benefited from the ongoing successful integration of acquired sites and increased operating efficiencies.

     Marketing Services revenue increased 41 percent to $43 million and EBIT grew 127 percent to $8 million driven by continued expansion of our marketing services programs.

Outlook

     The company anticipates revenue growth in the range of six to nine percent for the first quarter and full year.

     The company expects fully diluted earnings per share in first quarter 2007 in the range of $0.66 to $0.68 and $2.90 to $2.98 for the full year. The earnings expectations for first quarter and the full year are further summarized as follows:

	1Q07	1Q06	Full Year 2007	Full Year 2006

Adjusted EPS	$0.66 to $0.68	$0.61	$2.90 to $2.98	$2.69

Restructuring	N/A	($0.02)	N/A	($0.10)

Tax Reserve Increase	N/A	N/A	N/A	($0.09)

Other Income	N/A	N/A	N/A	$0.01

GAAP EPS	$0.66 to $0.68	$0.60	$2.90 to $2.98	$2.51

     Management of Pitney Bowes will discuss the company’s results in a conference call today at 8:00 a.m. EST. Instructions for listening to the conference call over the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

     Pitney Bowes engineers the flow of communication. The company is a $5.7 billion global leader of mailstream solutions headquartered in Stamford, Connecticut. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

Pitney Bowes has presented in this earnings release diluted earnings per share on an adjusted basis. Also, management has included a presentation of free cash flow on an adjusted basis and earnings before interest and taxes (EBIT). Management believes this presentation provides a reasonable basis on which to present the adjusted financial information, and is provided to assist in investors’ understanding of the company’s results of operations. The company’s financial results are reported in accordance with generally accepted accounting principles (GAAP). However, the earnings per share and free cash flow results are adjusted to exclude the impact of special items such as restructuring charges and write downs of assets, which materially impact the comparability of the company’s results of operations. Restructuring charges are infrequent or episodic charges that might mask the periodic income and financial and operating trends associated with our business. Although they represent actual expenses to the company, these episodic charges might mask the periodic income associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for discretionary uses if it made different decisions about employing its cash. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. Of course, these items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

The adjusted financial information and certain financial measures such as EBIT are intended to be more indicative of the ongoing operations and economic results of the company. EBIT excludes interest payments and taxes, both cash items, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT, in addition to net income, for purposes of measuring the performance of its unit management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables.

The adjusted financial information should be viewed as a supplement to, rather than a replacement for, the financial results reported in accordance with GAAP. Further, our definition of this adjusted financial information may differ from similarly titled measures used by other companies.

Pitney Bowes has provided in supplemental schedules attached for reference adjusted financial information and a quantitative reconciliation of the differences between the adjusted financial measures with the financial measures calculated and presented in accordance with GAAP, except with respect to our guidance because it would not be meaningful. Additional reconciliation of adjusted financial measures to financial measures calculated and presented in accordance with GAAP may be found at the company’s web site www.pb.com/investorrelations in the Investor Relations section.

The information contained in this document is as of February 5, 2007. Quarterly results are preliminary and unaudited. This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. For us forward-looking statements include, but are not limited to, statements about possible restructuring charges and our future guidance, including our expected revenue in the first quarter and full year 2007, and our expected diluted earnings per share for the first quarter and for the full year 2007. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: negative developments in economic conditions, including adverse impacts on customer demand, timely development and acceptance of new products or gaining product approval; successful entry into new markets; changes in interest rates; and changes in postal regulations, as more fully outlined in the company’s 2005 Form 10-K Annual Report filed with the Securities and Exchange Commission. In addition, the forward-looking statements are subject to change based on the timing and specific terms of any announced acquisitions or dispositions.

Note: Consolidated Statements of Income for the three months ended December 31, 2006 and 2005, and Consolidated Balance Sheets at December 31, 2006, September 30, 2006, and December 31, 2005, are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,

	2006	2005 (1)	2006	2005 (1)

Revenue from:
Equipment sales	$412,883	$367,423	$1,372,566	$1,251,026
Supplies	89,182	74,354	339,594	297,151
Software	62,801	50,794	202,415	174,085
Rentals	194,811	195,256	785,068	801,285
Financing	186,992	175,150	725,131	663,484
Support services	187,157	179,620	716,556	697,796
Business services	412,006	384,774	1,588,688	1,482,109

Total revenue	1,545,832	1,427,371	5,730,018	5,366,936

Costs and expenses:
Cost of equipment sales	207,707	181,735	693,535	625,235
Cost of supplies	23,560	18,958	90,035	73,330
Cost of software	10,625	10,158	42,951	36,945
Cost of rentals	43,421	40,702	171,491	165,963
Cost of support services	101,298	94,649	400,089	385,547
Cost of business services	324,941	307,239	1,242,226	1,195,761
Selling, general and administrative	470,641	434,280	1,764,260	1,655,210
Research and development	40,959	43,200	165,368	165,751
Interest, net	51,996	51,390	212,596	187,876
Restructuring charge	18,590	30,170	35,999	53,650
Charitable contribution	-	-	-	10,000
Other income	(3,022)	-	(3,022)	-

Total costs and expenses	1,290,716	1,212,481	4,815,528	4,555,268

Income from continuing operations
before income taxes	255,116	214,890	914,490	811,668

Provision for income taxes	87,782	128,354	335,004	328,597
Minority interest	4,013	2,914	13,827	9,828

Income from continuing operations	163,321	83,622	565,659	473,243
Discontinued operations	(4,048)	4,948	(460,312)	35,368

Net income	$159,273	$88,570	$105,347	$508,611

Basic earnings per share
Continuing operations	$0.74	$0.37	$2.54	$2.07
Discontinued operations	(0.02)	0.02	(2.07)	0.15

Net income	$0.72	$0.39	$0.47	$2.22

Diluted earnings per share
Continuing operations	$0.73	$0.36	$2.51	$2.04
Discontinued operations	$(0.02)	0.02	(2.04)	0.15

Net income	$0.71	$0.38	$0.47	$2.19

Average common and potential common
shares outstanding	224,195,925	230,223,921	225,443,060	232,089,178

(1) Prior year amounts have been reclassified to conform with the current year presentation.

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

     Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets	12/31/06	9/30/06 (1)	12/31/05 (1)

Current assets:
Cash and cash equivalents	$239,102	$202,865	$243,509
Short-term investments, at cost which
approximates market	62,512	830,711	56,193
Accounts receivable, less allowances:
12/06 $50,052 09/06 $46,470 12/05 $46,261	744,073	674,267	658,198
Finance receivables, less allowances:
12/06 $45,643 09/06 $44,693 12/05 $52,622	1,404,070	1,325,764	1,342,446
Inventories	237,817	244,523	220,918
Other current assets and prepayments	231,096	239,940	221,051

Total current assets	2,918,670	3,518,070	2,742,315

Property, plant and equipment, net	610,258	614,817	621,954
Rental property and equipment, net	503,911	491,777	1,022,031
Property leased under capital leases, net	2,382	2,427	2,611
Long-term finance receivables, less allowances:
12/06 $36,856 09/06 $39,140 12/05 $76,240	1,530,153	1,522,162	1,841,673
Investment in leveraged leases	215,371	223,169	1,470,025
Goodwill	1,791,157	1,788,081	1,611,786
Intangible assets, net	365,192	378,279	347,414
Other assets	543,326	849,333	961,573

Total assets	$8,480,420	$9,388,115	$10,621,382

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,677,501	$1,568,610	$1,538,860
Income taxes payable	150,511	1,007,700	55,903
Notes payable and current portion of
long-term obligations	490,540	1,007,712	857,742
Advance billings	465,862	466,511	458,392

Total current liabilities	2,784,414	4,050,533	2,910,897

Deferred taxes on income	318,729	444,822	1,859,950
Long-term debt	3,847,617	3,348,990	3,849,623
Other noncurrent liabilities	446,306	281,260	326,663

Total liabilities	7,397,066	8,125,605	8,947,133

Preferred stockholders' equity in a
subsidiary company	384,165	310,000	310,000

Stockholders' equity:
Cumulative preferred stock, $50 par value,
4% convertible	7	12	17
Cumulative preference stock, no par value,
$2.12 convertible	1,068	1,092	1,158
Common stock, $1 par value	323,338	323,338	323,338
Capital in excess of par value	235,558	227,440	222,908
Retained earnings	4,140,128	4,051,660	4,324,451
Accumulated other comprehensive income	(131,744)	163,406	76,917
Treasury stock, at cost	(3,869,166)	(3,814,438)	(3,584,540)

Total stockholders' equity	699,189	952,510	1,364,249

Total liabilities and stockholders' equity	$8,480,420	$9,388,115	$10,621,382

(1) Prior period amounts have been reclassified to conform with the current year presentation.

Pitney Bowes Inc.
Supplemental Information
Revenue and EBIT
Business Segments
December 31, 2006
(Unaudited)

(Dollars in thousands)

			%
	2006	2005 (2)	Change

Fourth Quarter

Revenue

U.S. Mailing	$620,301	$588,749	5%
International Mailing	271,639	240,816	13%
Production Mail	179,085	162,238	10%
Software	62,801	50,794	24%

Mailstream Solutions	1,133,826	1,042,597	9%

Management Services	275,631	267,387	3%
Mail Services	93,851	87,221	8%
Marketing Services	42,524	30,166	41%

Mailstream Services	412,006	384,774	7%

Total Revenue	$1,545,832	$1,427,371	8%

EBIT (1)

U.S. Mailing	$245,841	$236,637	4%
International Mailing	47,812	48,037	-
Production Mail	33,063	28,634	15%
Software	16,161	11,159	45%

Mailstream Solutions	342,877	324,467	6%

Management Services	21,801	20,314	7%
Mail Services	12,885	7,197	79%
Marketing Services	8,253	3,630	127%

Mailstream Services	42,939	31,141	38%

Total EBIT	$385,816	$355,608	8%

Unallocated amounts:
Interest, net	(51,996)	(51,390)
Corporate expense	(63,136)	(59,158)
Restructuring charge	(18,590)	(30,170)
Other income	3,022	-

Income before income taxes	$255,116	$214,890

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses.

(2) Prior year amounts have been reclassified to conform with the current year presentation.

Pitney Bowes Inc.
Supplemental Information
Revenue and EBIT
Business Segments
December 31, 2006
(Unaudited)

(Dollars in thousands)

			%
	2006	2005 (2)	Change

Year to Date

Revenue

U.S. Mailing	$2,350,284	$2,259,533	4%
International Mailing	1,013,278	917,237	10%
Production Mail	575,353	533,972	8%
Software	202,415	174,085	16%

Mailstream Solutions	4,141,330	3,884,827	7%

Management Services	1,073,911	1,072,395	-
Mail Services	369,765	334,746	10%
Marketing Services	145,012	74,968	93%

Mailstream Services	1,588,688	1,482,109	7%

Total Revenue	$5,730,018	$5,366,936	7%

EBIT (1)

U.S. Mailing	$943,657	$905,797	4%
International Mailing	179,377	182,198	(2%	)
Production Mail	65,574	48,729	35%
Software	33,343	26,981	24%

Mailstream Solutions	1,221,951	1,163,705	5%

Management Services	83,169	68,936	21%
Mail Services	42,986	19,776	117%
Marketing Services	20,056	10,187	97%

Mailstream Services	146,211	98,899	48%

Total EBIT	$1,368,162	$1,262,604	8%

Unallocated amounts:
Interest, net	(212,596)	(187,876)
Corporate expense	(208,099)	(199,410)
Restructuring charge	(35,999)	(53,650)
Other income/(expense)	3,022	(10,000)

Income before income taxes	$914,490	$811,668

(1) Earnings before interest and taxes (EBIT) excludes general corporate expenses.

(2) Prior year amounts have been reclassified to conform with the current year presentation.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share amounts)

	Three months ended Dec 31,		Twelve months ended Dec 31,

	2006	2005	2006	2005

GAAP income from continuing operations
after income taxes, as reported	$163,321	$83,622	$565,659	$473,243
Restructuring charge	11,898	20,214	23,039	36,148
Other income	(1,933)	-	(1,933)	-
Tax settlement	-	-	20,000	-
Additional tax reserves	-	56,000	-	56,000
Contributions to charitable foundations	-	-	-	6,100

Income from continuing operations
after income taxes, as adjusted	$173,286	$159,836	$606,765	$571,491

GAAP diluted earnings per share
from continuing operations, as reported	$0.73	$0.36	$2.51	$2.04
Restructuring charge	0.05	0.09	0.10	0.16
Other income	(0.01)	-	(0.01)	-
Tax settlement	-	-	0.09	-
Additional tax settlement	-	0.24	-	0.24
Contributions to charitable foundations	-	-	-	0.03

Diluted earnings per share from continuing
operations, as adjusted	$0.77	$0.69	$2.69	$2.46

GAAP net cash (used)/provided by operating activities,
as reported	$(622,365)	$104,706	$(286,575)	$530,441
Capital expenditures	(84,015)	(76,104)	(327,873)	(291,550)
Reserve account deposits	18,390	18,900	28,780	9,800
Restructuring payments and discontinued operations	11,972	16,962	68,407	7,328
Pension Plan Contribution	-	76,508	-	76,508
Contributions to charitable foundations	-	-	-	10,000
IRS/ Capital Services tax payment	802,200	-	1,040,700	-
IRS bond payment	-	-	-	200,000

Free cash flow, as adjusted	$126,182	$140,972	$523,439	$542,527

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.